Table of Contents

Exhibit 99.2
American Apparel, Inc.
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2013

Item 1.	Financial Statements (unaudited)
American Apparel, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts and shares in thousands, except per share amounts)
(unaudited)

	March 31, 2013	December 31, 2012*
ASSETS
CURRENT ASSETS
Cash	$5,688	$12,853
Trade accounts receivable, net of allowances of $1,915 and $2,085 at March 31, 2013 and December 31, 2012, respectively	23,042	22,962
Prepaid expenses and other current assets	9,295	9,589
Inventories, net	177,351	174,229
Restricted cash	2,678	3,733
Income taxes receivable and prepaid income taxes	259	530
Deferred income taxes, net of valuation allowance of $12,760 at both March 31, 2013 and December 31, 2012	426	494
Total current assets	218,739	224,390
PROPERTY AND EQUIPMENT, net	68,173	67,778
DEFERRED INCOME TAXES, net of valuation allowance of $64,818 at both March 31, 2013 and December 31, 2012	1,209	1,261
RESTRICTED CASH	1,629	—
OTHER ASSETS, net	37,201	34,783
TOTAL ASSETS	$326,951	$328,212
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Cash overdraft	$1,340	$—
Revolving credit facilities and current portion of long-term debt	68,116	60,556
Accounts payable	41,784	38,160
Accrued expenses and other current liabilities	40,675	41,516
Fair value of warrant liability	40,886	17,241
Income taxes payable	2,257	2,137
Deferred income tax liability, current	257	296
Current portion of capital lease obligations	1,737	1,703
Total current liabilities	197,052	161,609
LONG-TERM DEBT, net of unamortized discount of $25,899 and $27,929 at March 31, 2013 and December 31, 2012, respectively	118,358	110,012
CAPITAL LEASE OBLIGATIONS, net of current portion	2,632	2,844
DEFERRED TAX LIABILITY	247	262
DEFERRED RENT, net of current portion	20,115	20,706
OTHER LONG-TERM LIABILITIES	10,932	10,695
TOTAL LIABILITIES	349,336	306,128
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' (DEFICIT) EQUITY
Preferred stock, $0.0001 par value per share, authorized 1,000 shares; none issued	—	—
Common stock, $0.0001 par value per share, authorized 230,000 shares; 110,533 shares issued and 107,624 shares outstanding at March 31, 2013 and 110,111 shares issued and 107,181 shares outstanding at December 31, 2012	11	11
Additional paid-in capital	180,627	177,081
Accumulated other comprehensive loss	(4,229)	(2,725)
Accumulated deficit	(196,637)	(150,126)
Less: Treasury stock, 304 shares at cost	(2,157)	(2,157)
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(22,385)	22,084
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$326,951	$328,212
* Condensed from audited financial statements.
See accompanying notes to condensed consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Amounts and shares in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$138,060	$132,660
Cost of sales	65,192	62,604
Gross profit	72,868	70,056
Selling expenses	55,463	54,929
General and administrative expenses (including related party charges of $217 and $321 for the three months ended March 31, 2013 and 2012, respectively)	27,804	24,922
Retail store impairment	78	—

Loss from operations	(10,477)	(9,795)

Interest expense	11,214	9,553
Foreign currency transaction loss (gain)	713	(950)
Unrealized loss on change in fair value of warrants	23,645	651
Gain on extinguishment of debt	—	(11,588)
Other (income) expense	(5)	128
Loss before income taxes	(46,044)	(7,589)
Income tax provision	467	302
Net loss	$(46,511)	$(7,891)

Basic and diluted loss per share	$(0.42)	$(0.07)
Weighted average basic and diluted shares outstanding	109,918	105,707

Net loss (from above)	$(46,511)	$(7,891)
Other comprehensive (loss) income item:
Foreign currency translation, net of tax	(1,504)	331
Other comprehensive (loss) income, net of tax	(1,504)	331
Comprehensive loss	$(48,015)	$(7,560)

See accompanying notes to condensed consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$137,654	$133,818
Cash paid to suppliers, employees and others	(139,649)	(141,724)
Income taxes refunded	9	745
Interest paid	(4,040)	(1,376)
Other	18	(109)
Net cash used in operating activities	(6,008)	(8,646)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,354)	(3,690)
Proceeds from sale of fixed assets	12	34
Restricted cash	(622)	(6,802)
Net cash used in investing activities	(7,964)	(10,458)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	1,340	114
Repayments of expired revolving credit facilities, net	—	(45,121)
Borrowings under current revolving credit facilities, net	7,624	29,997
(Repayments) borrowings of term loans and notes payable	(3)	35,785
Payments of debt issuance costs	(1,678)	(4,696)
Repayments of capital lease obligations	(176)	(271)
Net cash provided by financing activities	7,107	15,808

EFFECT OF FOREIGN EXCHANGE RATE ON CASH	(300)	305

NET DECREASE IN CASH	(7,165)	(2,991)
CASH, beginning of period	12,853	10,293
CASH, end of period	$5,688	$7,302

See accompanying notes to condensed consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (continued)
(Amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2013	2012
RECONCILIATION OF NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Net loss	$(46,511)	$(7,891)
Depreciation and amortization of property and equipment, and other assets	6,031	5,852
Retail store impairment	78	—
Loss on disposal of property and equipment	13	18
Share-based compensation expense	3,547	1,842
Unrealized loss on change in fair value of warrants	23,645	651
Amortization of debt discount and deferred financing costs	2,610	2,943
Gain on extinguishment of debt	—	(11,588)
Accrued interest paid-in-kind	4,564	5,234
Foreign currency transaction loss (gain)	713	(950)
Allowance for inventory shrinkage and obsolescence	254	128
Bad debt expense	139	41
Deferred income taxes	—	(7)
Deferred rent	(448)	(8)
Changes in cash due to changes in operating assets and liabilities:
Trade accounts receivables	(545)	1,117
Inventories	(4,811)	(93)
Prepaid expenses and other current assets	220	(1,668)
Other assets	(1,825)	(583)
Accounts payable	3,999	2,333
Accrued expenses and other liabilities	1,859	(7,043)
Income taxes receivable / payable	460	1,026
Net cash used in operating activities	$(6,008)	$(8,646)

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired, and included in accounts payable	$3,433	$782

See accompanying notes to condensed consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2013 and 2012
(Amounts and shares in thousands, except per share amounts)
(unaudited)

Note 1. Organization and Business
American Apparel, Inc. and its subsidiaries (collectively the “Company”) is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel products and designs, manufactures and sells clothing and accessories for women, men, children and babies. The Company sells its products through the wholesale distribution channel supplying t-shirts and other casual wear to distributors and screen printers, as well as direct to customers through its retail stores located in the United States, and internationally. In addition, the Company operates an online retail e-commerce website. At March 31, 2013, the Company operated a total of 249 retail stores in 20 countries: the United States, Canada and 18 other countries.
Liquidity and Management's Plan
On April 4, 2013, the Company closed a private offering of $206,000 aggregate principal amount of its 13% Senior Secured Notes due 2020 at 97% of par and also entered into a new $35,000 asset-backed revolving credit facility with Capital One Leverage Finance Corp. maturing on April 4, 2018, subject to a January 15, 2018 maturity under certain circumstances.
The Company used the net proceeds from the offering of the notes, together with borrowings under the new credit facility to repay and terminate its credit agreement with Crystal Financial LLC and its loan agreement with Lion Capital LLP. The notes and the new credit facility are senior secured obligations of the Company and are guaranteed, on a senior secured basis, by the Company's domestic restricted subsidiaries, subject to some exceptions (see Notes 6 and 7).
As of March 31, 2013, the Company had approximately $5,688 in cash, $2,417 of availability for additional borrowings under the Crystal Credit Agreement and Bank of Montreal Credit Agreement (as defined in Note 6). Additionally, the Company had outstanding $37,594 on the $50,000 revolving credit facility under the Crystal Credit Agreement, $30,000 of term loans outstanding under the Crystal Credit Agreement, $477 outstanding on a C$11,000 (Canadian dollars) revolving credit facility under the Bank of Montreal Credit Agreement, and $118,039 (including paid-in-kind interest of $22,798 and net of discount $25,899) of term loans outstanding under the Lion Loan Agreement (as defined in Note 7).
The Company believes that it has sufficient financing commitments to meet funding requirements for the next twelve months.
The Company continues to executing its plan, which was commenced in late 2010, to improve its operating performance and financial position. Among other things, in 2013, the Company intends to complete the installation of RFID tracking systems in all of its stores, complete the opening of its new distribution facility in La Mirada, California, continue with expansion of its selling square footage in its stores, continue with its inventory productivity improvement program, further reduce operating expenses, and improve online sales performance with the implementation of the Oracle ATG back-end online system for international store fronts. In addition, the Company continues to seek improvements in store labor productivity and workers' compensation exposure. The Company expects to fully transition its distribution operations into the new distribution facility in the first half of 2013. The Company believes that the new distribution center will contribute to processing efficiencies and effectiveness and will reduce operating expenses and cost of sales. The Company continues to develop other initiatives intended to either increase sales, reduce costs or improve liquidity.
There can be no assurance that plans to improve operating performance and financial position will be successful.
Note 2. Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of American Apparel, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. Certain reclassifications have been made to the prior year's condensed consolidated financial statements and related footnotes to conform them to the 2013 presentation.
The accompanying unaudited condensed consolidated financial statements of the Company and its wholly owned subsidiaries have been prepared by the Company, in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, and are presented in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X, and have not been audited. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements and should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2012 included in the Company's Annual Report on Form 10-K. In the opinion of management, the interim unaudited condensed consolidated financial statements included herein contain all adjustments, including normal recurring adjustments, considered necessary to present fairly the Company's financial position, the results of operations and cash flows for the periods presented.
The operating results and cash flows of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets, and liabilities at the date of the financial statements, and reported amounts of revenues, and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, and liabilities that are not readily apparent from other sources. The most complex and subjective estimates include: self-insured liabilities, inventory valuation and obsolescence; valuation and recoverability of long-lived assets, including the values assigned to goodwill, property and equipment; fair value calculations, including derivative liabilities such as the Lion warrants; contingencies, including accruals for the outcome of current litigation; and income taxes as well as other taxes and governmental assessments, including uncertain income tax positions and recoverability of deferred income taxes.
On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.
Restricted Cash
Restricted cash primarily represents cash collateral on standby letters of credit and certain other obligations. The standby letters of credit are predominantly used as collateral for the Company's workers' compensation program. See Note 14.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to credit risk consist primarily of cash (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts) and trade accounts receivable (including credit card receivables), relating substantially to the Company’s U.S. Wholesale segment. The Company mitigates its risk by investing through major financial institutions. The Company had approximately $4,495 and $8,265 held in foreign banks at March 31, 2013 and December 31, 2012, respectively.
The Company mitigates its risks related to trade receivables by performing on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information. The Company also maintains an insurance policy for certain customers based on a customer’s credit rating and established limits. Collections and payments from customers are continuously monitored. One customer in the Company's U.S. Wholesale segment accounted for 20.6% and 15.1% of the Company’s total accounts receivables as of March 31, 2013 and December 31, 2012, respectively. The Company maintains an allowance for doubtful accounts, which is based upon historical experience and specific customer collection issues that have been identified. While bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past.
Fair Value Measurements
The Company’s financial instruments are primarily composed of cash, restricted cash, accounts receivable (including credit card receivables), accounts payable, revolving credit borrowings, its term loan and warrants. The fair value of cash, restricted cash, accounts receivable, accounts payable and variable rate borrowings closely approximates their carrying value due to their short maturities and variable rates. The fair value of the fixed-rate term note is estimated using a discounted cash flow analysis.
The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

The Company utilizes observable market inputs (quoted market prices) when measuring fair value whenever possible.
For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company's accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company's accounting and finance department and are approved by the Chief Financial Officer.
As of March 31, 2013, there were no transfers in or out of Level 3 from other levels.
The fair value of the fixed rate term note is estimated using a projected discounted cash flow analysis based on unobservable inputs including interest payments, principal payments and discount rate, and is classified within Level 3 of the valuation hierarchy. An increase or decrease in the discount rate assumption, in isolation, can significantly decrease or increase the fair value of the term note. See Note 8.
The fair value of each warrant is estimated using either a Monte Carlo simulation model or the Binomial Lattice option valuation model. Significant observable and unobservable inputs include stock price, exercise price, annual risk free rate, term, and expected volatility, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in volatility, in isolation, can significantly increase or decrease the fair value of the warrant. See Notes 8 and 11.
The fair value of indefinite-lived assets, which consists exclusively of goodwill, is measured in connection with the Company’s annual goodwill impairment test.  The fair value of the reporting unit to which goodwill has been assigned, is determined using a projected discounted cash flow analysis based on unobservable inputs including gross profit, discount rate, working capital requirements, capital expenditures, depreciation and terminal value assumptions, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in the discount rate assumption and/or the terminal value assumption, in isolation, can have a significant effect on the fair value of the reporting unit.
Retail stores that have indicators of impairment and whose carrying value of assets are greater than their related projected undiscounted future cash flows, are measured for impairment by comparing the fair value of the assets against their carrying value. Fair value of the assets is estimated using a projected discounted cash flow analysis based on unobservable inputs including gross profit and discount rate, and is classified within Level 3 of the valuation hierarchy.  An increase or decrease in the discount rate assumption, in isolation, can significantly decrease or increase the fair value of the assets, which would have an effect on the impairment recorded.
Income Taxes
The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction.  A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such amounts will more likely than not go unrealized.  If it becomes more likely than not that a tax asset will be realized, any related valuation allowance of such assets would be reversed.
During the three months ended March 31, 2013 and 2012, the Company incurred losses from operations.  Based upon these results, and trends in the Company's performance projected through 2013, it is more likely than not that the Company will not realize any benefit from the deferred tax assets recorded by the Company in previous periods.  The Company did not record income tax benefits in the condensed consolidated financial statements for the three months ended March 31, 2013 and 2012 as the Company determined that it was more likely than not that sufficient taxable income in the future will not be generated in the respective jurisdictions to realize the deferred income tax assets.
Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability.  In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions.  In management's opinion, adequate provisions for income taxes have been made for all years.  If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.
The Company's foreign domiciled subsidiaries are subject to foreign income taxes on earnings in their respective jurisdictions. The Company elected to have their foreign subsidiaries, except for its subsidiaries in Brazil, Canada, China, Spain, Italy, Ireland and Korea, consolidated in the Company's U.S. federal income tax return.  The Company will generally be eligible to receive tax credits on its U.S. federal income tax return for most of the foreign taxes paid by the Company's entities included in the United States Federal income tax return.
The Company accounts for uncertain tax positions in accordance with ASC 740-“Income Taxes”, and gross unrecognized tax benefits at March 31, 2013 and December 31, 2012 are included in current liabilities in the accompanying condensed consolidated balance sheets.  The Company accrues interest and penalties on unrecognized tax benefits as components of the income tax provision in the accompanying condensed consolidated statements of operations.
Accounting Standards Updates
Recently issued accounting standards updates are not expected to have a material effect on the Company's condensed consolidated financial statements.
Subsequent Events
The Company has evaluated events that occurred subsequent to March 31, 2013 and through the date the financial statements were available to be issued. Other than those events disclosed in these notes to these financial statements, including the financing transactions that closed on April 4, 2013, management concluded that no additional subsequent events required disclosure in these financial statements.
Note 3. Inventories
The components of inventories are as follows:

	March 31, 2013	December 31, 2012
Raw materials	$22,261	$22,301
Work in process	2,999	2,197
Finished goods	154,984	152,384
	180,244	176,882
Less reserve for inventory shrinkage and obsolescence	(2,893)	(2,653)
Total, net of reserves	$177,351	$174,229
Inventories are stated at the lower of cost or market. Cost is primarily determined on the first-in, first-out (FIFO) method. The cost elements of inventories include materials, labor and overhead. For the three months ended March 31, 2013 and 2012, no one supplier provided more than 10% of the Company’s raw material purchases.
The Company identifies potentially excess and slow-moving inventories by evaluating turn rates, inventory levels and other factors and provides reserves for lower of cost or market reserves for such identified excess and slow-moving inventories. At March 31, 2013 and December 31, 2012, the Company had a lower of cost or market reserve for excess and slow-moving inventories of $1,921 and $2,140, respectively.
The Company establishes a reserve for inventory shrinkage for each of its retail locations and its warehouse. The reserve is based on the historical results of physical inventory cycle counts. The Company had a reserve for inventory shrinkage in the amount of $972 and $513 at March 31, 2013 and December 31, 2012, respectively.
Note 4. Property and Equipment
Depreciation and amortization expense relating to property and equipment (including capitalized leases) is recorded in cost of sales and operating expenses. For the three months ended March 31, 2013 and 2012, depreciation and amortization expense was $6,031 and $5,852, respectively.
The Company evaluates its retail stores for indicators of impairment, specifically related to under-performance or operating losses relative to expected historical or projected future operating results. Stores whose carrying value of assets are greater than their related projected undiscounted future cash flows, are measured for impairment by comparing the fair value of the assets against their carrying value. The fair value of the assets is estimated using a projected discounted cash flow analysis (Level 3 in the fair value hierarchy). The key assumptions used in the estimates of projected cash flows were sales, gross margins, and payroll costs. These forecasts were based on historical trends and take into account recent developments, as well as the Company's plans and intentions.
For the three months ended March 31, 2013, the Company recorded impairment charges relating to retail stores leasehold improvements of $78. The Company determined that no impairment charges for the three months ended March 31, 2012 were required.

Note 5. Accrued Expenses and Other Current Liabilities
The components of accrued expenses and other current liabilities are as follows:

	March 31, 2013	December 31, 2012
Compensation, bonuses and related taxes	$9,778	$11,524
Workers' compensation and other self-insurance reserves (Note 14)	5,609	5,288
Sales, value and property taxes	3,752	4,751
Gift cards and store credits	5,070	5,964
Loss contingencies	752	752
Accrued vacation	1,522	1,055
Deferred revenue	414	590
Deferred rent	2,913	2,997
Other	10,865	8,595
Total accrued expenses	$40,675	$41,516

Note 6. Revolving Credit Facilities and Current Portion of Long-Term Debt
The following table presents revolving credit facilities and current portion of long-term debt:

	March 31, 2013	December 31, 2012
Revolving credit facility (Crystal), maturing March 2015 (a)	$37,594	$26,113
Term loan (Crystal), maturing March 2015 (a)	30,000	30,000
Revolving credit facility (Bank of Montreal), maturing December 2013	477	4,387
Current portion of long-term debt (Note 7)	45	56
Total revolving credit facilities and current portion of long-term debt	$68,116	$60,556
(a) All outstanding principal amounts and accrued and unpaid interest and fees under the Crystal revolving credit facility and term loan were repaid with the proceeds of the financing transactions that the Company closed on April 4, 2013.
The Company incurred interest charges of $11,214 and $9,553 for the three months ended March 31, 2013 and 2012, respectively, for all outstanding borrowings. The interest charges subject to capitalization for the three months ended March 31, 2013 and 2012 were not significant.
Revolving Credit Facility - Capital One
On April 4, 2013, the Company and its domestic subsidiaries replaced the credit facility with Crystal with a new $35,000 asset-based revolving facility with Capital One Leverage Finance Corp. ("Capital One" and the credit facility, the "Capital One Credit Facility").
The Capital One Credit Facility permits the Company to increase commitments to up to $50,000 in the aggregate, subject to obtaining additional commitments from other third parties and other customary conditions. The Capital One Credit Facility matures on April 4, 2018, subject to a January 15, 2018 maturity if excess availability is less than $15,000 at the time of notice to Capital One of a determination by the Company that an Applicable High Yield Discount Obligation ("AHYDO") redemption will be required pursuant to Section 3.01(e) of the indenture governing the Senior Secured Notes due 2020 (the "Notes"). Borrowings under the Capital One Credit Facility bear interest equal to LIBOR plus 3.5% or the bank's prime rate plus 2.5% (at the Company's option) and are subject to maintenance of specified borrowing base requirements and covenants. The Capital One Credit Facility is secured by a lien on substantially all of the assets of the Company's domestic subsidiaries and equity interests in certain of the Company's foreign subsidiaries, subject to some exceptions.
The Company is required to maintain a minimum fixed charge coverage ratio of not less than 1.00 to 1.00 and is also required to not exceed certain maximum leverage ratio thresholds, both determined as at the end of each fiscal quarter. Additionally, the Company's domestic subsidiaries are subject to an annual limitation of certain specified capital expenditure amounts as determined at the end of each fiscal year.
Among other provisions, the Capital One Credit Facility requires that the Company maintain a lockbox arrangement and contains certain subjective acceleration clauses. In addition, Capital One may at its discretion, adjust the advance restriction and criteria for eligible inventory and accounts receivable. The Capital One Credit Facility contains cross-default provisions whereby an event of default under the Bank of Montreal Credit Agreement, under the indenture governing the Notes or other indebtedness, in each case of an amount greater than a specified threshold, would cause an event of default under the Capital One Credit Facility. If an event of default occurs and is continuing under the Capital One Credit Facility, Capital One may, among other things, terminate the obligations of the lenders to make loans, and the obligation of the letter of credit issuer to make letter of credit extensions, and require the Company to repay all outstanding amounts.
Revolving Credit Facility - Bank of Montreal
On December 29, 2012, the Company's wholly-owned subsidiaries, American Apparel Canada Wholesale, Inc. and American Apparel Canada Retail Inc. (collectively, the “CI Companies”), entered into an amendment to their existing line of credit with Bank of Montreal (the "Bank of Montreal Credit Agreement") that extended the maturity of the agreement to December 31, 2013. The agreement provides for borrowings up to C$11,000 (Canadian dollars), bearing interest at 7.0% (the bank's prime rate at 3.0% as of March 31, 2013 plus 4.0% per annum payable monthly). This line of credit is secured by a lien on the CI Companies' accounts receivable, inventory and certain other tangible assets. Available borrowing capacity at March 31, 2013 was $656.
The Bank of Montreal Credit Agreement contains a fixed charge coverage ratio and restricts the Company's Canadian subsidiaries from entering into operating leases above a specified threshold. Additionally, the Bank of Montreal Credit Agreement imposes a minimum excess availability covenant, which requires the Company's Canadian subsidiaries to maintain at all times minimum excess availability of 5.0% of the revolving credit commitment under the facility.
The Bank of Montreal Credit Agreement also contains cross-default provisions with the Crystal Credit Agreement and the Lion Loan Agreement, whereby an event of default occurring under either of those credit agreements would have caused an event of default under the Bank of Montreal Credit Agreement. The Bank of Montreal Credit Agreement also contains cross-default provisions with the Capital-One Credit Facility and the Notes, whereby an event of default occurring thereunder would cause an event of default under the Bank of Montreal Credit Agreement.
As of March 31, 2013, the Company was in compliance with all required financial covenants of the Bank of Montreal Credit Agreement.
Revolving Credit Facility and Term Loan - Crystal
As of March 31, 2013, the Company was party to a credit agreement, maturing on March 13, 2015, with Crystal Financial LLC ("Crystal" and the "Crystal Credit Agreement", respectively), and other lenders party thereto, that provided the Company with a $80,000 senior credit facility. The Crystal Credit Agreement calls for the $80,000 to be allocated between an asset-based revolving credit facility of $50,000 and term loan of $30,000. As of March 31, 2013, the Company had $780 of outstanding letters of credit secured against the Crystal Credit Agreement. The amount available for additional borrowings on March 31, 2013 was $1,761.
As of March 31, 2013, the interest under the Crystal Credit Agreement was 9.78% (the 90-day LIBOR at 0.28% plus 9.5%) and included an unused facility fee ranging from 0.375% to 1.0% on the unused portion of the revolving credit facility, payable monthly. Additionally, the interest rate with respect to the brand name portion of the outstanding principal amount was 19.28% (the 90-day LIBOR at 0.28% plus 19.0%).
On April 4, 2013, the Company replaced its existing revolving credit facility and term loan with Crystal with a new $35,000 asset-based revolving credit agreement with Capital One. In connection with the termination of the Crystal Credit Agreement, the Company paid an early termination fee of $2,400. The difference between the net carrying amount of the Crystal loans of $60,533 (which includes the outstanding balance, accrued but unpaid interest, and unamortized financing cost immediately prior to the date of the extinguishment) and the cash paid to Crystal of $66,468, which includes the early termination fee, will be recorded as a $5,935 loss on early extinguishment of debt in the statement of operations for the quarter ended June 30, 2013.

Note 7. Long-Term Debt
Long-term debt consists of the following:

	March 31, 2013	December 31, 2012
Long-term debt with Lion (a)	$118,039	$109,680
Other	364	388
Total long-term debt	118,403	110,068
Current portion of debt	(45)	(56)
Long-term debt, net of current portion	$118,358	$110,012
(a) Including accrued interest paid-in-kind of $22,798 and $16,469 and net of unamortized discount of $25,899 and $27,929 at March 31, 2013 and December 31, 2012, respectively. All amounts owed to Lion were repaid with the proceeds of the financing transactions that the Company closed on April 4, 2013.
Senior Secured Notes due 2020
On April 4, 2013, the Company issued $206,000 aggregate principal amount of its 13% Senior Secured Notes due 2020 (the "Notes"). The Notes will mature on April 15, 2020. The Notes were issued at 97% of par value and will bear interest at a rate of 13% per annum. Interest on the Notes is payable semi-annually, in arrears, on April 15 and October 15 of each year, beginning on October 15, 2013.
A "special interest trigger event" will be deemed to have occurred under the indenture governing the Notes if the Company's net leverage ratio for the year ended December 31, 2013 is greater than 4.50 to 1.00. If a special interest trigger event occurs, interest on the Notes will accrue at the rate of 15% per annum, retroactive to April 4, 2013, with the interest in excess of 13% per annum payable (i) in the case of any interest payment date prior to April 15, 2018, by adding such excess interest to the principal amount of the Notes on the interest payment date, and (ii) for any interest payment date on or after April 15, 2018, in cash.
On or after April 15, 2017, the Company may, at its option, redeem some or all of the Notes at a premium decreasing ratably to zero as specified in the indenture, plus accrued and unpaid interest to, but not including, the redemption date. Prior to April 15, 2017, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 113% of the aggregate principal amount of the redeemed notes plus accrued and unpaid interest to, but not including, the redemption date. In addition, at any time prior to April 15, 2017 the Company may, at its option, redeem some or all of the Notes by paying a "make whole" premium, plus accrued and unpaid interest to, but not including, the redemption date. If the Company experiences certain change of control events, the holders of the Notes will have the right to require the Company to purchase all or a portion of the Notes at a price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest to, but not including, the date of purchase. In addition, the Company is required to use the net proceeds of certain asset sales, if not used for specified purposes, to purchase some of the Notes at 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of purchase. On each interest payment date after April 4, 2018, the Company will be required to redeem, for cash, a portion of each Note then outstanding equal to the amount necessary to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of the Internal Revenue Code. The redemption price will be 100% of the principal amount plus accrued and unpaid interest thereon on the date of redemption.
The Notes are guaranteed, jointly and severally, on a senior secured basis by the Company's existing and future domestic subsidiaries. The Notes and the related guarantees are secured by a first-priority lien on the Company's and its domestic subsidiaries' assets (other than the Credit Facility Priority Collateral, as defined below, subject to some exceptions and permitted liens). The Notes and the related guarantees also are secured by a second-priority lien on all of Company's and its domestic subsidiaries' accounts receivable, inventory, cash, and certain other assets (collectively, the "Credit Facility Priority Collateral"), subject to certain exceptions and permitted liens. The Notes and the guarantees, respectively, rank equal in right of payment with the Company's and its domestic subsidiaries' senior indebtedness, including indebtedness under the Capital One Credit Facility, before giving effect to collateral arrangements.
The Notes impose certain limitations on the ability of the Company and its domestic subsidiaries to, among other things, and subject to a number of important qualifications and exceptions, incur additional indebtedness or issue disqualified capital stock or preferred stock (with respect to restricted subsidiaries), grant liens, make payments in respect of their capital stock or certain indebtedness, enter into transactions with affiliates, create dividend or other payment restrictions affecting subsidiaries, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. The Company must annually report to the trustee on compliance with such limitations.

The Notes also contain cross-default provisions whereby a payment default or acceleration of any indebtedness in an aggregate amount greater than a specified threshold would cause an event of default with respect to the Notes.
In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement under which the Company has agreed to, among other things, conduct a registered exchange offer with respect to the Notes. If the Company fails to fulfill its obligations under the Registration Rights Agreement in a timely manner, it may be required to pay additional interest on the Notes.
Lion Loan Agreement
On March 31, 2013, the Company had a loan agreement, maturing on December 31, 2015, with Lion Capital LLP ("Lion" and the "Lion Loan Agreement", respectively) and the other lenders party thereto. The term loan, as amended, bore interest at a range between 15% and 18% per annum, depending on certain financial covenants, payable quarterly in arrears. For the three months ended March 31, 2013, the interest rate was 18% per annum on an outstanding amount of $118,039, net of discount and including paid-in-kind interest. Amortization of debt discount included in interest expense was $2,030 and $2,193 for the three months ended March 31, 2013 and 2012, respectively. The Company's obligations under the Lion Loan Agreement were secured by a second lien on substantially all of the assets of the Company and was subordinated to the Crystal Credit Agreement.
The Company repaid and terminated its outstanding obligations under the Lion Loan Agreement with a portion of the proceeds of the financing transactions closed by the Company on April 4, 2013. There were no early termination penalties associated with the termination of the Lion Loan Agreement. The difference between the net carrying amount of the Lion debt of $117,926 (which includes the principal, accrued but unpaid interest, unamortized discount and unamortized financing cost immediately prior to the date of extinguishment) and the cash paid to Lion of $144,177 will be recorded in its statement of operations for the quarter ended June 30, 2013 as a $26,251 loss on the early extinguishment of this debt.
Note 8. Fair Value of Financial Instruments
The fair value of the Company's financial instruments are measured on a recurring basis. The carrying amount reported in the accompanying condensed consolidated balance sheets for cash, accounts receivable (including credit card receivables), accounts payable and accrued expenses approximates fair value because of the short-term maturity of those instruments. The carrying amount for borrowings from Crystal and the Bank of Montreal approximates fair value because of the variable market interest rate charged to the Company for these borrowings. The fair value of the term loan with Lion was estimated using a discounted cash flow analysis and a yield rate that was estimated using yield rates for publicly traded debt instruments of comparable companies with similar features. The fair value of each warrant was estimated using either a Monte Carlo simulation model or the Binomial Lattice option valuation model.
The Company did not have any assets or liabilities categorized as Level 1 or 2 as of March 31, 2013.
The following table presents carrying amounts and fair values of the Company's financial instruments as of March 31, 2013:

	Carrying Amount		Fair Value
Liabilities
Long-term debt with Lion, net of discount of $25,899 and including interest paid-in-kind of $22,798	$118,039		$113,080
Lion Warrant	—	(a)	40,524
SOF Warrant	—	(a)	362
	$118,039		$153,966
(a) No cost is associated with these liabilities (see Note 11)

The following table summarizes the activity of Level 3 inputs measured on a recurring basis:

Fair Value Measurements of Common Stock Warrants using Significant Unobservable Inputs (Level 3)	Three Months Ended March 31,
	2013	2012
Balance at January 1,	$17,241	$9,633
Adjustment resulting from change in value recognized in earnings (a)	23,645	651
Gain on extinguishment of debt	—	3,482
Balance at March 31,	$40,886	$13,766
(a) Adjustment resulting from change in fair value is the amount of total gains or losses for the period attributable to the change in unrealized gains or losses relating to liabilities held at the reporting date. The unrealized gain or loss is recorded in unrealized loss on change in fair value of warrants in the accompanying condensed consolidated statements of operations.
Note 9. Income Taxes
Income taxes for the three months ended March 31, 2013 were computed using the effective tax rate estimated to be applicable for the full fiscal year, which is subject to ongoing review and evaluation by management. In accordance with ASC 740,
“Income Taxes”, the Company evaluates whether a valuation allowance should be established against the net deferred tax assets based upon the consideration of all available evidence and using a “more likely than not” standard. Significant weight is given to evidence that can be objectively verified. The determination to record a valuation allowance is based on the recent history of cumulative losses and current operating performance. In conducting the analysis, the Company utilizes an approach, which considers the current year loss, including an assessment of the degree to which any losses are driven by items that are unusual in nature and incurred to improve future profitability. In addition, the Company reviews changes in near-term market conditions and any other factors arising during the period, which may impact its future operating results.
The Company incurred a loss from operations for the three months ended March 31, 2013 and 2012. Based primarily upon recent history of cumulative losses and the results of operations for the three months ended March 31, 2013 and 2012, the Company determined that it is more likely than not it will not realize benefits from the deferred tax assets in certain jurisdictions. The Company will not record income tax benefits in the condensed consolidated financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income in the respective jurisdictions to realize the deferred income tax assets. As a result of the analysis, the Company determined that a full valuation allowance against the net deferred tax assets in certain jurisdictions, primarily in the U.S., and a partial valuation allowances in certain foreign jurisdictions, is required. At March 31, 2013, the Company recorded valuation allowances against its current and non-current deferred tax assets totaling $77,578. At March 31, 2013 the Company had federal net operating loss carryforwards of approximately $95,647.  Section 382 of the Internal Revenue Code in the United States limits the utilization of net operating losses when ownership changes, as defined by that section, occur. The Company has performed an analysis and determined it is more likely than not that ownership change has not occurred through December 31, 2012 and, accordingly, the net operating loss carryfowards through such date are not subject to an annual Section 382 limitation.
Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions.
The Company is currently subject to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2011 through December 31, 2012. The Company and its subsidiaries' state and foreign tax returns are open to audit under similar statute of limitations for the years ended December 31, 2007 through December 31, 2012, depending on the particular jurisdiction. The Company concluded its audit with the Internal Revenue Service for the years ended December 31, 2008 through December 31, 2010 with no tax owed due to utilization of net operating losses. The Company agreed to a settlement with Canada Revenue Agency for audit of the years ended December 31, 2005 through December 31, 2007.  Amounts to be paid pursuant to the agreed settlement are recorded in current liabilities at March 31, 2013.
The Company is currently being audited by various state jurisdictions. In management's opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.
Note 10. Related Party Transactions
See Note 8 for a description of loans made by Lion to the Company and Note 11 for a description of the warrants issued by the Company to Lion.

Personal Guarantees by the Company’s CEO
As of March 31, 2013, the CEO of the Company has personally guaranteed the obligations of American Apparel under four property leases aggregating $7,202 in obligations. Additionally, the CEO of the Company has personally guaranteed the obligations of the Company with one vendor aggregating $600.
Lease Agreement Between the Company and a Related Party
In December 2005, the Company entered into an operating lease, which commenced on November 15, 2006, for its knitting facility with a related company (“American Central Plaza, LLC”), which is partially owned by the CEO and the Chief Manufacturing Officer ("CMO") of the Company. The Company's CEO holds an 18.75% ownership interest in American Central Plaza, LLC, while the CMO holds a 6.25% interest. The remaining members of American Central Plaza, LLC are not affiliated with the Company. The lease expired in November 2011, and was subsequently extended for the next five years on substantially the same terms. Rent expense (including property taxes and insurance payments) for the three months ended March 31, 2013 and 2012 was $155 and $247, respectively.
Payments to Morris Charney
Morris Charney, (“Mr. M. Charney”), is the father of the Company's CEO and serves as a director of American Apparel Canada Wholesale Inc. and a director of American Apparel Canada Retail Inc. Day to day operations of these two Canadian subsidiaries are handled by management and other employees of these subsidiaries, none of whom performs any policy making functions for the Company. Management of American Apparel sets the policies for American Apparel and its subsidiaries as a whole. Mr. M. Charney does not perform any policy making functions for the Company or any of its subsidiaries. Instead, Mr. M. Charney only provides architectural consulting services primarily for stores located in Canada and, in limited cases, in the U.S. Mr. M. Charney was paid architectural consulting and director fees amounting to $62 and $74 for the three months ended March 31, 2013 and 2012, respectively.
Note 11. Stockholders' (Deficit) Equity
Common Stock Warrants
Lion Warrants
As of March 31, 2013, Lion held warrants (the "Lion Warrants") to purchase 21,606 shares of the Company's common stock, with an exercise price of $0.75 per share. These warrants expire on February 18, 2022.
The fair value for the Lion Warrants at March 31, 2013 was estimated using the Binomial Lattice option valuation model. The fair value of the Lion Warrants at March 31, 2012 was estimated using the Monte Carlo simulation valuation model. As of March 31, 2013, the fair value of the 21,606 Lion Warrants was estimated to be $40,524 and was recorded as a current liability in the accompanying condensed consolidated balance sheets. The calculation as of March 31, 2013 assumed a stock price of $2.17, exercise price of $0.75, volatility of 73.72%, annual risk free interest rate of 1.66%, a contractual remaining term of 9.02 years and no dividends.
SOF Warrants
As of March 31, 2013, SOF Investments, L.P. ("SOF") held warrants to purchase 1,000 shares of the Company's common stock, with an exercise price of $2.148 per share, subject to adjustment under certain circumstances. These warrants expire on December 19, 2013.
As of March 31, 2013, the fair value of the SOF warrants, estimated using the Binomial Lattice option valuation model, was $362 and is recorded as a current liability in the accompanying condensed consolidated balance sheets. The calculation as of March 31, 2013 assumed a stock price of $2.17, exercise price of $2.148, volatility of 49.77%, annual risk free interest rate of 0.12%, a contractual remaining term of 0.72 years and no dividends.

The following table summarizes common stock warrants issued, forfeited, expired and outstanding (shares in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)
Outstanding - January 1, 2013	22,606	$0.81	8.8
Issued	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding - March 31, 2013	22,606	$0.81	8.5
Fair value - March 31, 2013	$40,886
Earnings Per Share
The Company presents earnings per share (“EPS”) utilizing a dual presentation of basic and diluted EPS. Basic EPS includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.
The Company had common stock under various options, warrants and other agreements at March 31, 2013 and 2012. The weighted average effects of 53,456 and 56,566 shares at March 31, 2013 and 2012, respectively, were excluded from the calculations of net loss per share for the three months ended March 31, 2013 and 2012, because their impact would have been anti-dilutive.
A summary of the potential stock issuances under various options, warrants and other agreements that could have a dilutive effect on the shares outstanding as of March 31, 2013 and 2012 are as follows:

	2013	2012
SOF warrants	1,000	1,000
Lion warrants	21,606	21,606
Shares issuable to Mr. Charney based on market conditions (1)	20,416	20,416
Contingent shares issuable to Mr. Charney based on market conditions (2)	2,112	2,112
Contingent shares issuable to Mr. Charney based on performance factors (3)	5,000	7,500
Employee options & restricted shares	3,322	3,932
	53,456	56,566
(1) Included Charney Anti-Dilution Rights pursuant to the April 26, 2011 Investor Purchase Agreement
(2) Pursuant to the March 24, 2011 conversion of debt to equity
(3) Pursuant to Mr. Charney's employment agreement commencing April 1, 2012
The table above does not include additional warrants that may be issuable to Lion pursuant to the anti-dilution provisions under the Lion Loan Agreement such as in the event anti-dilutive shares are issued to Mr. Charney pursuant to the Charney Anti-Dilution Rights.
Note 12. Share-Based Compensation
Plan Description - On June 21, 2011 the Company's Board of Directors and stockholders approved the American Apparel, Inc. 2011 Omnibus Stock Incentive Plan (the “2011 Plan”). The 2011 Plan authorizes the granting of a variety of incentive awards, the exercise or vesting of which would allow up to an aggregate of 10,000 shares of the Company's common stock to be acquired by the holders of such awards. On March 21, 2013, the Company's Board of Directors approved, subject to stockholders approval at the June 25, 2013 Annual Meeting of Stockholders of American Apparel, Inc., amendments to the 2011 Plan to increase the maximum number of shares reserved under the 2011 Plan to 17,500 shares and increase the number of shares that may be awarded to any one participant during any calendar year to 3,000 shares. The purpose of the 2011 Plan is to provide an incentive to selected employees, directors, independent contractors, and consultants of the Company or its affiliates, and provides that the Company may grant options, stock appreciation rights, restricted stock, and other stock-based and cash-based awards. As of March 31, 2013, there were approximately 8,841 shares available for future grants under the 2011 Plan.
Restricted Share Awards - The following table summarizes shares of restricted stock that were granted, vested, forfeited and outstanding (shares in thousands):

	Number of Restricted Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Vesting Period (in years)
Non-vested - January 1, 2013	2,644	$1.33	1.3
Granted	434	1.80
Vested	(443)	1.00
Forfeited	(13)	1.53
Non-vested - March 31, 2013	2,622	$1.46	1.3
Vesting of the restricted share awards to employees may be either immediately upon grant or over a period of three to five years of continued service by the employee in equal annual installments. Vesting is immediate in the case of members of the Board of Directors. Share-based compensation is recognized over the vesting period based on the grant-date fair value.
Stock Option Awards - The following table summarizes stock options granted, forfeited, expired and outstanding (shares in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding - January 1, 2013	700	$0.82	8.8
Granted	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding - March 31, 2013	700	$0.82	8.5
Vested (exercisable) - March 31, 2013	525	$0.82	8.5	$—
Non-vested (exercisable) - March 31, 2013	175	$0.82	8.5	$—
Share-Based Compensation Expense - During the three months ended March 31, 2013 and 2012, the Company recorded share-based compensation expense of $3,547 and $1,842, respectively, related to its share-based compensation awards that are expected to vest. No amounts have been capitalized. As of March 31, 2013 unrecorded compensation cost related to non-vested awards was $12,380, which is expected to be recognized through 2016.
CEO Anti-Dilution Rights - During the three months ended March 31, 2013 and 2012, the Company recorded share-based compensation expense (included in the above) associated with Mr. Charney's certain anti-dilution rights of $2,071 and $1,247, respectively. As of March 31, 2013, unrecorded compensation cost was $6,373, which is expected to be recognized through 2015.
CEO Performance-Based Award - Pursuant to an employment agreement with Mr. Charney commencing on April 1, 2012, the Company provided to the CEO rights to 7,500 shares of the Company's stock. The shares are issuable in three equal installments, one per each measurement period, only upon the achievement of certain EBITDA targets for each of fiscal 2012, 2013 and 2014. For the fiscal 2012 measurement period, the Company achieved the target EBITDA and approved the award of such shares. Subject to approval of the Amended and Restated 2011 Omnibus Stock Incentive Plan by the stockholders of the Company, 2,500 shares will be issued during 2013.
The grant date fair value of the award is based on the share price of $0.75 and will be recognized over the related service and amortization period in three probability-weighted terms of 1.2, 2.1 and 3.1 years corresponding to the three measurement periods. During the three months ended March 31, 2013, the Company recorded share-based compensation expense of $859. As of March 31, 2013, unrecorded compensation cost was $2,188, which is expected to be recognized through 2015.
Non-Employee Directors
On January 2 and April 1, 2013, the Company issued to each non-employee director approximately $10 worth of the Company's common stock, based on grant date fair values of $1.13 and $2.10 per share, respectively, for services performed during the quarters ended December 31, 2012 and March 31, 2013, respectively.

Note 13. Commitments and Contingencies
Operating Leases
The Company conducts retail operations under operating leases, which expire at various dates through September 2022. The Company's primary manufacturing facilities and executive offices are currently under a long-term lease, which expires on July 31, 2019. Operating lease rent expense (including real estate taxes and common area maintenance costs) was approximately $19,902 and $18,788 for the three months ended March 31, 2013 and 2012, respectively. The Company did not incur any significant contingent rent during these periods. Rent expense is allocated to cost of sales (for production-related activities), selling expenses (primarily for retail stores) and general and administrative expenses in the accompanying condensed consolidated statements of operations.
Sales Tax
The Company sells its products through its wholesale business, retail stores and the internet. The Company operates these channels separately and accounts for sales and use tax accordingly. The Company is periodically audited by state taxing authorities and it is possible they may disagree with the Company's method of assessing and remitting these taxes. The Company believes that it properly assesses and remits all applicable state sales taxes in the applicable jurisdictions and has accrued approximately $289 as of March 31, 2013 and December 31, 2012 for state sales tax contingencies.
Customs and duties
The Company is being audited by German customs authorities for the years ended December 31, 2009 through December 31, 2011. In connection with the audit, the German customs has issued retroactive assessments on the Company's imports totaling $4,657 at the March 31, 2013 exchange rates (assessment was issued in Euros). The size of the retroactive assessments are largely due to member countries of the European Union (“E.U.”) limited right to impose retaliatory duties on certain imports of U.S. origin goods into the E.U., based upon the World Trade Organization's (“WTO”) Dispute Settlement procedures and the related WTO arbitrator rulings brought into place as a result of EU complaint against the U.S. "Continued Dumping and Subsidy Offset Act of 2000" (the "CDSOA") usually referred to as "the Byrd Amendment". Consequently, the German customs are attempting to impose a substantially higher tariff rate than the original rate that the Company had paid on the imports, approximately doubling the amount of the tariff that the Company would have to pay.
The Company believes that it has valid arguments to challenge the merit of the German customs assessment and has filed litigation in German courts to contest such assessment. However, as the case is still in its preliminary stages, the Company is unable to reasonably estimate the financial outcome of the matter at this time as it cannot predict whether the outcome will be favorable or unfavorable to the Company, or if the Company will be required to advance material amounts during the pendency of the litigation, and accordingly has not recorded a provision for this matter. No assurance can be made that this matter will not result in a material financial exposure in connection with the audit, which could have a material adverse effect on the Company's financial condition, results of operations or cash flows.
Advertising
At March 31, 2013 and December 31, 2012, the Company had approximately $3,242 and $4,456, respectively, in open advertising commitments, which primarily relate to print advertisements in various newspapers and magazines, as well as outdoor advertising. The majority of these commitments are expected to be paid during the remainder of 2013.
Note 14. Workers' Compensation and Other Self-Insurance Reserves
The Company uses a combination of third-party insurance and/or self-insurance for a number of risks including workers’ compensation, medical benefits provided to employees, and general liability claims. General liability costs relate primarily to litigation that arises from store operations. Self-insurance reserves include estimates of both filed claims carried at their expected ultimate settlement value and claims incurred but not yet reported. The Company’s estimated claim amounts are discounted using a rate of 0.62% with a duration that approximates the duration of the Company’s self-insurance reserve portfolio. As of March 31, 2013 the undiscounted liability amount was $15,035. The Company’s liability reflected on the accompanying condensed consolidated balance sheets represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. In estimating this liability, the Company utilizes loss development factors based on Company specific data to project the future development of incurred losses. Loss estimates are adjusted based upon actual claim settlements and reported claims. These projections are subject to a high degree of variability based upon future inflation rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns. Although the Company does not expect the amounts ultimately paid to differ significantly from its estimates, self-insurance reserves could be affected if future claim experience differs significantly from the historical trends and the assumptions applied.
The workers' compensation liability is based on an estimate of losses for claims incurred, but not paid at the end of the period. Funding is made directly to the providers and/or claimants by the insurance company. To guarantee performance under the workers' compensation program, as of March 31, 2013 and December 31, 2012, the Company had issued standby letters of credit in the amount of $1,100, with insurance companies being the beneficiaries, through a bank, and cash deposits of $16,124 and $14,624, respectively, in favor of insurance company beneficiaries. At March 31, 2013, the Company recorded a total reserve of $14,773, of which $3,857 is included in accrued expenses and $10,916 is included in other long-term liabilities on the accompanying condensed consolidated balance sheets. At December 31, 2012, the Company recorded a total reserve of $14,472, of which $3,778 is included in accrued expenses and $10,694 is included in other long-term liabilities on the accompanying condensed consolidated balance sheets. These reserves for potential losses on existing claims are believed to be for potential losses, which are probable and reasonably estimable.
The Company self-insures its health insurance benefit obligations while the claims are administered through a third party administrator. The medical benefit liability is based on estimated losses for claims incurred, but not paid at the end of the period. Funding is made directly to the providers and/or claimants by the insurance company. At March 31, 2013 and December 31, 2012, the Company's total reserve of $1,752 and $1,510, respectively, was included in accrued expenses in the accompanying condensed consolidated balance sheets.
Note 15. Business Segment and Geographic Area Information
The Company reports the following four operating segments: U.S. Wholesale, U.S. Retail, Canada, and International. The Company believes this method of segment reporting reflects both the way its business segments are managed and the way the performance of each segment is evaluated. The U.S. Wholesale segment consists of the Company's wholesale operations of sales of undecorated apparel products to distributors and third party screen printers in the United States, as well as the Company's online consumer sales to U.S. customers. The U.S. Retail segment consists of the Company's retail operations in the United States, which was comprised of 139 retail stores operating in the United States, as of March 31, 2013. Canada segment includes retail, wholesale and online consumer operations in Canada. As of March 31, 2013, the retail operations in the Canada segment comprised 34 retail stores. The International segment includes retail, wholesale and online consumer operations outside of the United States and Canada. As of March 31, 2013, the retail operations in the International segment comprised 76 retail stores operating in 18 countries outside the United States and Canada. All of the Company's retail stores sell the Company's apparel products directly to consumers.
The Company's management evaluates performance based on a number of factors; however, the primary measures of performance are net sales and income or loss from operations of each business segment, as these are the key performance indicators reviewed by management. Operating income or loss for each segment does not include unallocated corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to: human resources, legal, finance, information technology, accounting, executive compensation and various other corporate level expenses.

The following tables represent key financial information of the Company's reportable segments before unallocated corporate expenses:

	Three Months Ended March 31, 2013
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$34,708	$—	$2,579	$1,941	$39,228
Retail net sales	—	44,344	9,112	30,452	83,908
Online consumer net sales	9,118	—	666	5,140	14,924
Total net sales to external customers	43,826	44,344	12,357	37,533	138,060
Gross profit	12,021	29,191	7,420	24,236	72,868
Income (loss) from segment operations	5,165	(2,447)	(652)	1,031	3,097
Depreciation and amortization	1,603	2,970	433	1,025	6,031
Capital expenditures	3,076	2,900	183	1,195	7,354
Retail store impairment	—	78	—	—	78
Deferred rent expense (benefit)	20	(212)	(131)	(125)	(448)

	Three Months Ended March 31, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$33,920	$—	$2,855	$2,222	$38,997
Retail net sales	—	42,609	9,920	28,703	81,232
Online consumer net sales	7,415	—	563	4,453	12,431
Total net sales to external customers	41,335	42,609	13,338	35,378	132,660
Gross profit	11,758	28,288	7,068	22,942	70,056
Income (loss) from segment operations	6,526	(3,104)	(2,714)	597	1,305
Depreciation and amortization	1,738	2,645	339	1,130	5,852
Capital expenditures	1,093	1,444	512	641	3,690
Deferred rent expense (benefit)	49	117	(48)	(126)	(8)
Reconciliation of reportable segments combined income from operations for the three months ended March 31, 2013 and 2012 to the consolidated loss before income taxes is as follows:

	Three Months Ended March 31,
	2013	2012
Consolidated income from operations of reportable segments	$3,097	$1,305
Unallocated corporate expenses	(13,574)	(11,100)
Interest expense	(11,214)	(9,553)
Foreign currency transaction (loss) gain	(713)	950
Unrealized loss on change in fair value of warrants	(23,645)	(651)
Gain on extinguishment of debt	—	11,588
Other income (expense)	5	(128)
Consolidated loss before income taxes	$(46,044)	$(7,589)

Net sales by geographic location of customers for the three months ended March 31, 2013 and 2012, are as follows:

	Three Months Ended March 31,
	2013	2012
United States	$88,170	$83,944
Canada	12,357	13,338
Europe (excluding United Kingdom)	15,069	14,767
United Kingdom	9,595	9,274
South Korea	2,169	1,961
China	1,494	906
Japan	4,438	3,960
Australia	3,171	2,959
Other foreign countries	1,597	1,551
Total consolidated net sales	$138,060	$132,660

Note 16. Litigation
The Company is subject to various claims and contingencies in the ordinary course of business, including those related to litigation, business transactions, employee-related matters and taxes, and others. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. In addition to the estimated loss, the recorded liability includes probable and estimable legal costs associated with the claim or potential claim. There is no assurance that such matters will not materially and adversely affect the Company's business, financial position, and results of operations or cash flows.
Individual Actions
On February 7, 2006, Sylvia Hsu, a former employee of American Apparel, filed a Charge of Discrimination with the Los Angeles District Office of the Equal Employment Opportunity Commission (“EEOC”) (Hsu v. American Apparel: Charge No. 480- 2006-00418), alleging that she was subjected to sexual harassment by a co-worker and constructively discharged as a result of the sexual harassment and a hostile working environment. On March 9, 2007, the EEOC expanded the scope of its investigation to other employees of American Apparel who may have been sexually harassed. On August 9, 2010, the EEOC issued a written determination finding that reasonable cause exists to believe the Company discriminated against Ms. Hsu and women, as a class, on the basis of their female gender, by subjecting them to sexual harassment. No finding was made on the issue of Ms. Hsu's alleged constructive discharge. In its August 19, 2010 written determination, the EEOC has invited the parties to engage in informal conciliation. If the parties are unable to reach a settlement which is acceptable to the EEOC, the EEOC will advise the parties of the court enforcement alternatives available to Ms. Hsu, aggrieved persons, and the EEOC. The Company has not recorded a provision for this matter and is working cooperatively with the EEOC to resolve the claim in a manner acceptable to all parties. The Company does not believe at this time that any settlement will involve a payment of damages in an amount that would be material to and adversely affect the Company's business, financial position, and results of operations or cash flows.
On November 5, 2009, Guillermo Ruiz, a former employee of American Apparel, filed suit against the Company on behalf of putative classes of all current and former non-exempt California employees (Guillermo Ruiz, on behalf of himself and all others similarly situated v. American Apparel, Inc., Case Number BC425487) in the Superior Court of the State of California for the County of Los Angeles, alleging the Company failed to pay certain wages due for hours worked, to provide meal and rest periods or compensation in lieu thereof and to pay wages due upon termination to certain of the Company's employees. The complaint further alleges that the Company failed to comply with certain itemized employee wage statement provisions and violations of unfair competition law.  The plaintiff is seeking compensatory damages and economic and/or special damages in an unspecified amount, premium pay, wages and penalties, injunctive relief and restitution, and reimbursement for attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration.
On June 21, 2010, Antonio Partida, a former employee of American Apparel, filed suit against the Company on behalf of putative classes of current and former non-exempt California employees (Antonio Partida, on behalf of himself and all others similarly situated v. American Apparel (USA), LLC, Case No. 30-2010-00382719-CU-OE-CXC) in the Superior Court of the State of California for the County of Orange, alleging the Company failed to pay certain wages for hours worked, to provide meal and rest periods or compensation in lieu thereof, and to pay wages due upon separation. The complaint further alleges that the Company failed to timely pay wages, unlawfully deducted wages and failed to comply with certain itemized employee wage statement provisions and violations of unfair competition law. The plaintiff is seeking compensatory damages and economic and/or special damages in an unspecified amount, premium pay, wages and penalties, injunctive relief and restitution, and reimbursement of attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration.
On or about December 2, 2010, Emilie Truong, a former employee of American Apparel, filed suit against the Company on behalf of putative classes of current and former non-exempt California employees (Emilie Truong, individually and on behalf of all others similarly situated v. American Apparel, Inc. and American Apparel LLC, Case No. BC450505) in the Superior Court of the State of California for the County of Los Angeles, alleging the Company failed to timely provide final paychecks upon separation.  Plaintiff is seeking unspecified premium wages, attorneys' fees and costs, disgorgement of profits, and an injunction against the alleged unlawful practices. This matter is now proceeding in arbitration.
On or about February 9, 2011, Jessica Heupel, a former retail employee filed suit on behalf of putative classes of current and former non-exempt California employees (Jessica Heupel, individually and on behalf of all others similarly situated v. American Apparel Retail, Inc., Case No. 37-2011-00085578-CU-OE-CTL) in the Superior Court of the State of California for the County of San Diego, alleging the Company failed to pay certain wages for hours worked, to provide meal and rest periods or compensation in lieu thereof, and to pay wages due upon separation.  The plaintiff is seeking monetary damages as follows: (1) for alleged meal and rest period violations; (2) for alleged failure to timely pay final wages, as well as for punitive damages for the same; and (3) unspecified damages for unpaid minimum wage and overtime.  In addition, Plaintiff seeks premium pay, wages and penalties, injunctive relief and restitution, and reimbursement of attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration. On or about September 9, 2011, Anthony Heupel, a former retail employee initiated arbitration proceedings on behalf of putative classes of current and former non-exempt California employees, alleging the Company failed to pay certain wages for hours worked, to provide meal and rest periods or compensation in lieu thereof, and to pay wages due upon separation.  The plaintiff is seeking monetary damages in an amount in excess of $3,600, as follows: (1) for alleged meal and rest period violations; (2) for alleged failure to timely pay final wages, as well as for punitive damages for the same; and (3) unspecified damages for unpaid minimum wage and overtime.  In addition, Plaintiff seeks premium pay, wages and penalties, injunctive relief and restitution, and reimbursement of attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration.
The Company does not have insurance coverage for the above matters. The Company has accrued an estimate for the loss contingency for each of the above matters (excluding the Hsu case as noted above) in the Company's accompanying condensed consolidated balance sheet as of March 31, 2013. The Company may have an exposure to loss in excess of the amounts accrued, however, an estimate of such potential loss cannot be made at this time. Moreover, no assurance can be made that these matters either individually or together with the potential for similar suits and reputational harm, will not result in a material financial exposure, larger than the Company's estimate, which could have a material adverse effect upon the Company's financial condition and results of operations.
Additionally, the Company is currently engaged in other employment-related claims and other matters incidental to the Company's business.  The Company believes that all such claims against the Company are without merit or not material, and the Company intends to vigorously dispute the validity of the plaintiffs' claims. While the ultimate resolution of such claims cannot be determined, based on information at this time, the Company believes, but the Company cannot provide assurance that, the amount, and ultimate liability, if any, with respect to these actions will not materially affect the Company's business, financial position, results of operations, or cash flows. Should any of these matters be decided against the Company, the Company could not only incur liability but also experience an increase in similar suits and suffer reputational harm.
Derivative Matters
Two shareholder derivative lawsuits (Case No. CV106576 GAF (JCx) and Case No. CV107518 RSWL (FFMx)) were filed in the United States District Court for the Central District of California which were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Derivative Litigation, Lead Case No. CV106576 (the “Federal Derivative Action”).  Plaintiffs in the Federal Derivative Action allege a cause of action for breach of fiduciary duty arising out of (i) the Company's alleged failure to maintain adequate accounting and internal control policies and procedures; (ii) the Company's alleged violation of state and federal immigration laws in connection with the previously disclosed termination of over 1,500 employees following an Immigration and Customs Enforcement inspection; and (iii) the Company's alleged failure to implement controls sufficient to prevent a sexually hostile and discriminatory work environment.  The Company does not maintain any direct exposure to loss in connection with these shareholder derivative lawsuits. The Company's status as a “Nominal Defendant” in the actions reflects the fact that the lawsuits are maintained by the named plaintiffs on behalf of American Apparel and that plaintiffs seek damages on the Company's behalf. The Company filed a motion to dismiss the Federal Derivative Action which was granted with leave to amend on July 31, 2012. Plaintiffs did not amend the complaint and subsequently filed a motion to dismiss each of their claims, with prejudice, for the stated purpose of taking an immediate appeal of the Court's July 31, 2012 order. On October 16, 2012, the Court granted the Plaintiffs' motion to dismiss and entered judgment accordingly. On November 12, 2012, Plaintiffs filed a Notice of Appeal to the Ninth Circuit Court of Appeals where the case is currently pending.
Four shareholder derivative lawsuits (Case No. BC 443763, Case No. BC 443902, Case No. BC 445094, and Case No. BC 447890) were filed in fall of 2010 in the Superior Court of the State of California for the County of Los Angeles which were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Derivative Litigation, Lead Case No. BC 443763 (the "State Derivative Action").
Three of the matters comprising the State Derivative Action allege causes of action for breach of fiduciary duty arising out of (i) the Company's alleged failure to maintain adequate accounting and internal control policies and procedures; and (ii) the Company's alleged violation of state and federal immigration laws in connection with the previously disclosed termination of over 1,500 employees following an Immigration and Customs Enforcement inspection.  The fourth matter alleges seven causes of action for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets also arising out of the same allegations.  On April 12, 2011, the Court issued an order granting a stay (which currently remains in place) of the State Derivative Action on the grounds that the case is duplicative of the Federal Derivative Action, as well as the Federal Securities Action currently pending in the United States District Court for the Central District of California (see below).
Both the Federal Derivative Action and State Derivative Actions are covered under the Company's Directors and Officers Liability insurance policy, subject to a deductible and a reservation of rights.
Other Proceedings
Four putative class action lawsuits, (Case No. CV106352 MMM (RCx), Case No. CV106513 MMM (RCx), Case No. CV106516 MMM (RCx), and Case No. CV106680 GW (JCGx)) were filed in the United States District Court for the Central District of California in the Fall of 2010 against American Apparel and certain of the Company's officers and executives on behalf of American Apparel shareholders who purchased the Company's common stock between December 19, 2006 and August 17, 2010. On December 3, 2010, the four lawsuits were consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Litigation, Lead Case No. CV106352 MMM (JCGx) (the “Federal Securities Action”). The lead plaintiff alleges two causes of action for violations of Section 10(b) and 20(a) of the 1934 Act, and Rule 10b-5 promulgated under Section 10(b), arising out of alleged misrepresentations contained in the Company's press releases, public filings with the SEC, and other public statements relating to (i) the adequacy of the Company's internal and financial control policies and procedures; (ii) the Company's employment practices; and (iii) the effect that the dismissal of over 1,500 employees following an Immigration and Customs Enforcement inspection would have on the Company. Plaintiff seeks damages in an unspecified amount, reasonable attorneys' fees and costs, and equitable relief as the Court may deem proper.  The Company filed two motions to dismiss the Federal Securities Action which the court granted with leave to amend. Plaintiffs filed a Second Amended Complaint on February 15, 2013. The Company filed a motion to dismiss the complaint on March 15, 2013. The hearing on the motion will be held June 3, 2013. The Federal Securities Action is covered under the Company's Directors and Officers Liability insurance policy, subject to a deductible and a reservation of rights.
Should any of the above matters (i.e., the Federal Derivative Action, the State Derivative Action, or the Federal Securities Action) be decided against the Company in an amount that exceeds the Company's insurance coverage, or if liability is imposed on grounds which fall outside the scope of the Company's insurance coverage, the Company could not only incur a substantial liability, but also experience an increase in similar suits and suffer reputational harm.  The Company is unable to predict the financial outcome of these matters at this time, and any views formed as to the viability of these claims or the financial exposure which could result may change from time to time as the matters proceed through their course. However, no assurance can be made that these matters, either individually or together with the potential for similar suits and reputational harm, will not result in a material financial exposure, which could have a material adverse effect upon the Company's financial condition and results of operations.
The Company has previously disclosed an arbitration filed by the Company on February 17, 2011, related to cases filed in the Supreme Court of New York, County of Kings (Case No. 5018-1) and Superior Court of the State of California for the County of Los Angeles (Case Nos. BC457920 and BC460331) against American Apparel, Dov Charney and certain members of the Board of Directors asserting claims of sexual harassment, assault and battery, impersonation through the internet, defamation and other related claims.  The Company recently settled one of these cases with no monetary liability to the Company.  The Company recently prevailed on the sexual harassment claims in another of these cases.  While the ultimate resolution of the remaining claims cannot be determined, in light of the favorable ruling in one of these cases, the amount of settlement in the other of these cases, and based on information available at this time regarding the remaining cases, the Company believes, but the Company cannot provide assurances that, the amount and ultimate liability, if any, with respect to these remaining actions will not materially affect the Company's business, financial position, results of operations, or cash flows.

Note 17. Condensed Consolidating Financial Information
The Senior Secured Notes (see Note 7), which constitute debt obligation of American Apparel Inc. (the "Parent") are fully and unconditionally guaranteed, jointly and severally, and on a senior secured basis, by the Company's existing and future 100% owned direct and indirect domestic subsidiaries, subject to certain customary automatic release provisions, including release of the subsidiary guarantor's guarantee upon the sale of all of such guarantor's equity interest or all or substantially all of its assets, designation of such guarantor as an unrestricted or immaterial subsidiary for purposes of the indenture and satisfaction of the defeasance or discharge provisions of the indenture. The following presents the condensed consolidating balance sheets as of March 31, 2013 and December 31, 2012, the condensed consolidating statements of operations for the three months ended March 31, 2013 and 2012, and the condensed consolidating statements of cash flows for the three months ended March 31, 2013 and 2012 of American Apparel, Inc. ("the Parent"), the Company's material guarantor subsidiaries and the non-guarantor subsidiaries, and the elimination entries necessary to present the Company's financial statements on a consolidated basis. This condensed consolidating financial information should be read in conjunction with the accompanying condensed consolidated financial statements of the Company.

Condensed Consolidating Balance Sheets
March 31, 2013
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
ASSETS
CURRENT ASSETS
Cash	$—	$464	$5,224	$—	$5,688
Trade accounts receivable, net	—	16,730	6,312	—	23,042
Intercompany accounts receivable, net	201,628	(178,506)	(23,122)	—	—
Inventories, net	—	135,533	42,495	(677)	177,351
Other current assets	215	8,406	4,037	—	12,658
Total current assets	201,843	(17,373)	34,946	(677)	218,739
PROPERTY AND EQUIPMENT, net	—	51,937	16,236	—	68,173
INVESTMENTS IN SUBSIDIARIES	(66,446)	20,263	—	46,183	—
OTHER ASSETS, net	904	27,726	11,409	—	40,039
TOTAL ASSETS	$136,301	$82,553	$62,591	$45,506	$326,951
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Revolving credit facilities and current portion of long-term debt	$—	$67,625	$491	$—	$68,116
Accounts payable	—	39,094	2,690	—	41,784
Accrued expenses and other current liabilities	75	27,053	13,547	—	40,675
Fair value of warrant liability	40,886	—	—	—	40,886
Other current liabilities	(314)	3,020	2,885	—	5,591
Total current liabilities	40,647	136,792	19,613	—	197,052
LONG-TERM DEBT, net	118,039	3	316	—	118,358
OTHER LONG-TERM LIABILITIES	—	28,142	5,784	—	33,926
TOTAL LIABILITIES	158,686	164,937	25,713	—	349,336
STOCKHOLDERS' (DEFICIT) EQUITY
Common stock	11	100	492	(592)	11
Additional paid-in capital	180,627	6,726	7,377	(14,103)	180,627
Accumulated other comprehensive loss	(4,229)	(1,608)	(840)	2,448	(4,229)
(Accumulated deficit) retained earnings	(196,637)	(87,602)	29,849	57,753	(196,637)
Less: Treasury stock	(2,157)	—	—	—	(2,157)
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(22,385)	(82,384)	36,878	45,506	(22,385)
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$136,301	$82,553	$62,591	$45,506	$326,951

Condensed Consolidating Balance Sheets
December 31, 2012
(Amounts in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
ASSETS
CURRENT ASSETS
Cash	$—	$3,796	$9,057	$—	$12,853
Trade accounts receivable, net	—	15,697	7,265	—	22,962
Intercompany accounts receivable, net	200,529	(172,170)	(28,359)	—	—
Inventories, net	—	125,988	49,493	(1,252)	174,229
Other current assets	438	8,200	5,708	—	14,346
Total current assets	200,967	(18,489)	43,164	(1,252)	224,390
PROPERTY AND EQUIPMENT, net	—	50,551	17,227	—	67,778
INVESTMENTS IN SUBSIDIARIES	(50,773)	20,118	—	30,655	—
OTHER ASSETS, net	204	25,607	10,233	—	36,044
TOTAL ASSETS	$150,398	$77,787	$70,624	$29,403	$328,212
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Revolving credit facilities and current portion of long-term debt	$—	$56,156	$4,400	$—	$60,556
Accounts payable	—	34,120	4,040	—	38,160
Accrued expenses and other current liabilities	1,679	24,137	15,700	—	41,516
Fair value of warrant liability	17,241	—	—	—	17,241
Other current liabilities	(286)	1,778	2,644	—	4,136
Total current liabilities	18,634	116,191	26,784	—	161,609
LONG-TERM DEBT, net	109,680	6	326	—	110,012
OTHER LONG-TERM LIABILITIES	—	28,230	6,277	—	34,507
TOTAL LIABILITIES	128,314	144,427	33,387	—	306,128
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	11	100	492	(592)	11
Additional paid-in capital	177,081	6,726	7,223	(13,949)	177,081
Accumulated other comprehensive (loss) income	(2,725)	(381)	736	(355)	(2,725)
(Accumulated deficit) retained earnings	(150,126)	(73,085)	28,786	44,299	(150,126)
Less: Treasury stock	(2,157)	—	—	—	(2,157)
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	22,084	(66,640)	37,237	29,403	22,084
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$150,398	$77,787	$70,624	$29,403	$328,212

Condensed Consolidating Statement of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2013
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net sales	$—	$95,404	$49,889	$(7,233)	$138,060
Cost of sales	—	57,111	15,798	(7,717)	65,192
Gross profit	—	38,293	34,091	484	72,868
Selling expenses	—	32,242	23,221	—	55,463
General and administrative expenses	376	18,120	9,324	(16)	27,804
Retail store impairment	—	78	—	—	78
(Loss) income from operations	(376)	(12,147)	1,546	500	(10,477)
Interest expense and other expense	31,962	3,632	(27)	—	35,567
Equity in loss (earnings) of subsidiaries	14,173	(1,219)	—	(12,954)	—
(Loss) income before income taxes	(46,511)	(14,560)	1,573	13,454	(46,044)
Income tax provision	—	(43)	510	—	467
Net (loss) income	$(46,511)	$(14,517)	$1,063	$13,454	$(46,511)
Other comprehensive loss, net of tax	(1,504)	(1,227)	(1,577)	2,804	(1,504)
Comprehensive loss	$(48,015)	$(15,744)	$(514)	$16,258	$(48,015)

Condensed Consolidating Statement of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2012
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net sales	$—	$97,151	$48,716	$(13,207)	$132,660
Cost of sales	—	61,923	14,135	(13,454)	62,604
Gross profit	—	35,228	34,581	247	70,056
Selling expenses	—	31,088	23,841	—	54,929
General and administrative expenses	641	14,528	9,759	(6)	24,922
(Loss) income from operations	(641)	(10,388)	981	253	(9,795)
Interest expense and other expense	(3,405)	1,447	(248)	—	(2,206)
Equity in loss (earnings) of subsidiaries	10,655	(610)	—	(10,045)	—
(Loss) income before income taxes	(7,891)	(11,225)	1,229	10,298	(7,589)
Income tax provisions	—	—	302	—	302
Net (loss) income	$(7,891)	$(11,225)	$927	$10,298	$(7,891)
Other comprehensive loss, net of tax	331	126	447	(573)	331
Comprehensive (loss) income	$(7,560)	$(11,099)	$1,374	$9,725	$(7,560)

Condensed Consolidating Statement of Cash Flows
For the Three Months Ended March 31, 2013
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(1,640)	$(11,617)	$7,249	$—	$(6,008)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(5,976)	(1,378)	—	(7,354)
Proceeds from sale of fixed assets	—	11	1	—	12
Restricted cash	—	588	(1,210)	—	(622)
Net cash used in investing activities	—	(5,377)	(2,587)	—	(7,964)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	—	1,340	—	—	1,340
Borrowing under current revolving credit facilities, net	—	11,480	(3,856)	—	7,624
Repayments of term loans and notes payable	—	—	(3)	—	(3)
Payment of debt issuance costs	(730)	(948)	—	—	(1,678)
Repayments of capital lease obligations	—	(209)	33	—	(176)
Advances to/from affiliates	2,370	1,999	(4,369)	—	—
Net cash provided by (used in) financing activities	1,640	13,662	(8,195)	—	7,107
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	—	—	(300)	—	(300)
NET DECREASE IN CASH	—	(3,332)	(3,833)	—	(7,165)
CASH, beginning of period	—	3,796	9,057	—	12,853
CASH, end of period	$—	$464	$5,224	$—	$5,688

NON-CASH INVESTING ACTIVITIES
Property and equipment acquired and included in accounts payable	$—	$3,197	$236	$—	$3,433

Condensed Consolidating Statement of Cash Flows
For the Three Months Ended March 31, 2012
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	$(773)	$(2,820)	$(5,053)	$—	$(8,646)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(2,538)	(1,152)	—	(3,690)
Proceeds from sale of fixed assets	—	34	—	—	34
Restricted cash	—	(6,802)	—	—	(6,802)
Net cash used in investing activities	—	(9,306)	(1,152)	—	(10,458)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	—	114	—	—	114
Repayments of expired revolving credit facilities, net	—	(48,325)	3,204	—	(45,121)
Borrowings under current revolving credit facilities, net	—	35,785	—	—	35,785
Borrowings of term loans and notes payable	—	30,000	(3)	—	29,997
Payment of debt issuance costs	—	(4,696)	—	—	(4,696)
Repayments of capital lease obligations	—	(306)	35	—	(271)
Advances to/from affiliates	773	(92)	(681)	—	—
Net cash provided by financing activities	773	12,480	2,555	—	15,808
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	—	—	305	—	305
NET INCREASE (DECREASE) IN CASH	—	354	(3,345)	—	(2,991)
CASH, beginning of period	—	290	10,003	—	10,293
CASH, end of period	—	644	6,658	—	$7,302

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired and included in accounts payable	$—	$714	$68	$—	$782